EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

         We have issued our report dated February 12, 1999 (except for the last paragraph of Note 2, as to which the date is February 25, 1999) accompanying the consolidated financial statements and schedule of eLEC Communications Corp. (formerly known as Sirco International Corp.) and subsidiaries included in the Annual Report on Form 10-K for the year ended November 30, 1998, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and schedule and to the use of our name as it appears under the caption "Experts."

                                            /s/ Nussbaum Yates & Wolpow, P.C.

                                                NUSSBAUM YATES & WOLPOW, P.C.

Melville, New York
January 12, 2000